January 6, 2015

First Trust Exchange-Traded Fund
120 East Liberty Drive
Wheaton, Illinois 60187

Ladies and Gentlemen:

      It is hereby acknowledged that First Trust Portfolios L.P. serves as the distributor of the shares of each series of the First Trust Exchange-Traded Trust. The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), comprised of various exchange-traded funds including First Trust Value Line(R) Equity Allocation Index Fund, which will be renamed First Trust Total US Market AlphaDEX(R) ETF on January 9, 2015 (the "Fund").

      It is further acknowledged that the Trust has adopted a Distribution and Service Plan (the "Plan") pursuant to Rule l2b-1 under the 1940 Act with respect to the shares of beneficial interest ("Shares") of the Fund. Pursuant to the Plan, the Fund may bear a fee not to exceed 0.25% per annum of the Fund's average daily net assets.

      The purpose of this letter agreement is to agree and acknowledge that the Fund shall not pay, and we shall not collect, any fees pursuant to the Plan any time before April 30, 2016.


                                            Very Truly Yours,

                                            FIRST TRUST ADVISORS L.P.

                                            /s/ James M. Dykas
                                            ----------------------------------
                                            James M. Dykas
                                            Controller


AGREED AND ACKNOWLEDGED:

FIRST TRUST EXCHANGE-TRADED FUND

/s/ James M. Dykas
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James M. Dykas
Treasurer and CFO